For Immediate Release

U.S. ENERGY CORP. REPORTS THIRD QUARTER 2012 OPERATIONAL AND SELECTED FINANCIAL RESULTS

PROVIDES AN OPERATIONAL UPDATE

RIVERTON, Wyoming – November 9, 2012 – U.S. Energy Corp. (NASDAQ Capital Market:  “USEG”) (the “Company”) today reported its third quarter 2012 operational and selected financial results for the three and nine months ended September 30, 2012, and provided an operations update.

Selected highlights for the three and nine months ended September 30, 2012

Financial and Operational Results

•	Produced 106,060 BOE during the quarter, or 1,153 BOE/D, from 79 gross (14.88 net) producing wells at September 30, 2012.

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During the quarter ended September 30, 2012, the Company recognized $7.6 million in revenue as compared to $8.4 million during the same period of the prior year.  This $769,000 decrease in revenue is primarily due to lower natural gas sales volumes in 2012 when compared to 2011, primarily due to production declines from wells in the Gulf Coast.

•	At September 30, 2012, the Company had $3.7 million in cash and cash equivalents on hand. Working capital (current assets minus current liabilities) was $13.9 million.

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During the nine months ended September 30, 2012, oil and gas operations produced operating income of $4.9 million as compared to operating income of $3.7 million during the nine months ended September 30, 2011.  The increase in earnings from oil and gas operations is primarily due to a $4.9 million increase in oil revenues during 2012 compared to 2011 and $1.1 million lower lease operating expenses during the same period of the prior year.  This increase was partially offset by a $1.3 million higher depletion expense in 2012 and a $2.5 million decrease in natural gas and natural gas liquids revenues.

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The Company recognized $24.5 million in revenues during the nine months ended September 30, 2012 as compared to $22.1 million during the same period of 2011.  This $2.4 million increase in revenue is primarily due to higher oil sales volumes in 2012 as compared to 2011.

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During the nine months ended September 30, 2012 the Company received an average of $2.7 million per month from its producing wells with an average operating cost of $423,000 per month (excluding workover costs) and production taxes of $293,000, for an average cash flow of $2.0 million per month from oil and gas production before non-cash depletion expense.

•	Cash flow from operations was $9.3 million for the nine months ending September 30, 2012, an increase of 383% from $2.4 million for the same period of 2011.

Press Release
November 9, 2012

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During the nine months ended September 30, 2012, we recorded a net loss after taxes of $3.3 million as compared to a net loss after taxes of $2.0 million during the same period of 2011.  Earnings before interest, taxes, depreciation, depletion, amortization, accretion, and exploration expense ("EBITDAX") was $9.8 million for the nine months ending September 30, 2012, an increase of 66% from $5.9 million for the same period of 2011.  EBITDAX is non-GAAP financial measure — please refer to the respective reconciliations in this release for additional information about this measure.

Bakken/Three Forks Asset Package Acquisition

On September 21, 2012, but effective July 2, 2012, the Company acquired working interests in producing Bakken and Three Forks formation wells and related acreage in McKenzie, Williams and Mountrail Counties, North Dakota.  Under the agreement, the Company acquired working interests in 23 drilling units with an estimated 294,000 BOE in proved reserves for $2.3 million after adjusting for related revenue and operating expenses from the effective date through September 1, 2012.  The Company’s working interest in the drilling units averages 1.45% and ranges from less than 1% to approximately 5%. There are currently 27 gross producing wells in the acreage. Of these wells, 25 are producing from the Bakken formation and two are producing from the Three Forks formation.  All acreage (~400 net acres) is currently held by production and produces approximately 47 BOE/D net to the Company. On a going forward basis, there is a potential for the Company to participate in an estimated additional 135 gross wells from the Bakken and Three Forks formations combined and the Company will be heads up for its proportionate interests on all new wells drilled within the units.

Eagle Ford Program – Dimmit and Zavalla Counties, TX

The KM Ranch #2 well in Zavalla County TX, our second well in the Leona River acreage block, was drilled to a total measured depth of 12,875 feet, including a 5,250 foot perforated lateral, in the first quarter of 2012.  The operator completed the well in August with 16 stages of fracture stimulation.  The well had a peak 24-hour gross flow back rate of 511 BOE, which consisted of 457 barrels of oil and 326 MCF of natural gas.  The Company has an approximate 30% WI and 22.5% NRI in this well and the overall program.  In addition to Eagle Ford formation drilling, another operator has begun drilling Buda formation wells immediately east of our Booth-Tortuga prospect.  Field reports have suggested over 1,000 BOE/D IP rates although these rates have not been confirmed with the Texas Railroad Commission as the wells have been tight holed.  Further, the Company has not independently verified these reports.  The Company and Crimson have discussed drilling a Buda formation well in the Booth-Tortuga prospect in the near future.  We expect to provide further updates on our South Texas drilling program when our 2013 budget is finalized before year-end.

Assets Held for Sale

The Remington Village apartment complex continues to be marketed for sale.  Additionally, in September 2012, the Company made the decision to sell its corporate aircraft and related facilities to reduce overhead costs and plans to use the proceeds to further develop its oil and gas business.  As of September 30, 2012 the accompanying consolidated balance sheets include approximately $2.4 million in book value of assets held for sale, net of accumulated depreciation.  Since the aircraft has been classified as an asset held for sale, we will no longer record any scheduled depreciation.  As a result of the anticipated sale amount for the aircraft, at September 30, 2012, the Company recorded a non-cash impairment of $1.8 million to adjust the carrying value to the expected sale value.

Press Release
November 9, 2012

Financial Highlights

The following table sets forth selected financial information for the quarters ended September 30, 2012 and 2011.  This information is derived from the financial statements filed with Company’s Form 10-Q for the quarter ended September 30, 2012, and should be read in conjunction with the financial statements contained therein, including the notes to the financial statements.

U.S. ENERGY CORP.
CORPORATE PRESENTATION
(Unaudited)
(Amounts in thousands, except per share amounts)

	September 30,	December 31,
	2012	2011
Balance Sheet:
Cash and cash equivalents	$3,723	$12,874
Current assets	$28,763	$41,604
Current liabilities	$14,815	$20,937
Working capital	$13,948	$20,667
Total assets	$148,186	$162,439
Long-term obligations	$9,653	$13,532
Shareholders' equity	$123,718	$126,781

Shares Outstanding	27,475,978	27,409,908

	For the nine months ended September 30,
	2012	2011
Income Statement:
Operating revenues	$24,496	$22,112
Loss from operations	$(4,412)	$(4,480)
Other income & expenses	$1,048	$909
Benefit from income taxes	$1,294	$1,084
Discontinued operations	$(1,246)	$471
Net loss	$(3,316)	$(2,016)
Net loss per share
Basic and diluted	$(0.12)	$(0.07)
Weighted average shares outstanding
Basic and diluted	27,458,249	27,222,153

Press Release
November 9, 2012

Non-GAAP Financial Measures

EBITDAX

In addition to reporting net income (loss) as defined under GAAP, in this release we also present net earnings before interest, income taxes, depreciation, depletion, and amortization, accretion of discount on asset retirement obligations, non-cash impairments, unrealized derivative gains and losses and non-cash stock compensation expense ("EBITDAX"), which is a non-GAAP performance measure. EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally one-time or whose timing and/or amount cannot be reasonably estimated. EBITDAX is a non-GAAP measure that is presented because the Company believes that it provides useful additional information to investors, as a performance measure, for analysis of its ability to internally generate funds for exploration, development, acquisitions, and to service debt. EBITDAX does not represent, and should not be considered an alternative to GAAP measurements, such as net income (loss) (its most directly comparable GAAP measure), or as a measure of liquidity, and our calculations thereof may not be comparable to similarly titled measures reported by other companies.  We also believe that EBITDAX is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries.  Our management uses EBITDAX to manage our business, including preparation of our annual operating budget and financial projections.  Our management does not view EBITDAX in isolation and also uses other measurements, such as net income (loss) and revenues, to measure operating performance.  The following table provides a reconciliation of net income (loss) to EBITDAX for the periods presented:

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
Net (loss) income	$(1,945)	$268	$(3,316)	$(2,016)
Impairment of oil and natural gas properties	--	--	523	--
Impairment of corporate aircraft and facilities	1,756	--	1,756	--
Impairment of Remington Village, net of tax	--	--	1,261	--
Accretion of asset retirement obligation	9	7	25	17
Stock-based compensation expense	104	380	422	1,354
Unrealized (gain) loss on commodity derivates	478	(1,886)	(1,233)	(2,783)
Income taxes	(1,285)	892	(1,294)	(1,084)
Interest expense	53	69	128	207
Depreciation, depletion and amortization	3,562	4,073	11,542	10,215
EBITDAX (Non-GAAP)	$2,732	$3,803	$9,814	$5,910

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Operations Update

Williston Basin, North Dakota

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The Witt 34-27 #1H well completed in late October, 2012.  In early November the well had an early 24-hour flow back rate of 1,564 BOE/D on a 38/64’ restricted choke during the drill out of the plugs.  The initial production rate consisted of approximately 1,372 barrels of oil and 1,153 MCF of natural gas.  The Company has an approximate 6.7% WI and 5.2% NRI in this well.

Press Release
November 9, 2012

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The Barker 24-13 # 1H well was drilled to its total depth in October, 2012.  The well is scheduled to be completed in mid-November, 2012.  The Company has an approximate 4.74% WI and 3.65% NRI in this well.

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The Bunning 35-26 #1H well has reached a total depth of 20,600 feet.  Completion operations are expected to commence in December, 2012.  The Company has an approximate 7.77% WI and a 5.98% NRI in this well.

•	The Ash Federal 5300 11-18T well operated by Oasis has been fraced with 36 stages. Drill out of the plugs is pending at this time. The Company has an approximate 4.69% WI and 3.52% NRI in this well.

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The State 36-1 #4H well is a Three Forks formation test well and is scheduled to spud in December, 2012.  The well is the fourth well in the State unit and the second Three Forks well in the State unit.  The State 36-1 #2H well was our first participated Three Forks formation test well and had an initial production rate of 2,356 BOE/D in October 2010.  The Company has an approximate 3.64% WI and 2.88% NRI in the State 36-1 #4H well.

•	The Mongoose 1-8-5H well is scheduled to be drilled by Emerald Oil and Gas in November. The Company has an approximate .29% WI and .23% NRI in this well.

Permitted wells

Oasis Petroleum has permitted four additional gross wells near the Ash Federal location.  Of these wells, two are targeting the Bakken formation and two will target the Three Forks formation.  Statoil has also permitted three additional gross wells in the Hovde unit, one of which is targeting the Bakken formation with the remaining two targeting the Three Forks formation.  Additionally, Emerald has permitted three additional Bakken wells in the SE HR Prospect.  At this time, the Company expects these wells to begin to be spud in the first quarter of 2013.

Infrastructure

In addition to the ongoing drilling in the Zavanna program, the Company has elected to participate in the drilling of two salt water disposal wells (one in each acreage block under the drilling program with Zavanna).  The project is currently underway and is expected to be completed in the fourth quarter of 2012.  These facilities consist of gathering lines and a water disposal well in each acreage block, and are expected to significantly reduce water disposal costs and to ultimately reduce our cost per barrel of oil produced in each prospect.

Daniels County, Montana

During the third quarter, Apache Corp. spudded two Bakken and two Three Forks wells approximately 15 miles northwest of the Company’s Wolverine Prospect in Daniels County, Montana.  Two of the wells (one Bakken and one Three Forks) were spud in T36N R46E and the other two wells were spud in T36N R48E.  Apache recently announced that they had acquired in excess of 300,000 net acres in Daniels County.  The Company has a 12.5% WI in ~20,000 net acres in close proximity to where the drilling and additional permitting activity is occurring and we will be closely monitoring the Apache results as they become available.  Ongoing leasing activities are still occurring in the Wolverine Prospect.

Press Release
November 9, 2012

U.S. Gulf Coast (Onshore) — Woodbine Sub-Clarksville 7 Project

In May 2012, we acquired a 26.5% initial working interest in approximately 6,766 gross acres in the Woodbine Sub-Clarksville 7 project area in Northeastern Texas.  The seven prospects were drilled in succession from June through August of 2012.  Two of the gross wells (0.40 net) are currently being evaluated for production potential, and the remaining five gross wells (1.33 net) were deemed to be nonproductive.

Mount Emmons

On October 10, 2012, the Company filed a preliminary Mine Plan of Operations (“MPO”) with the U.S. Forest Service (“USFS”) in Delta, Colorado.  The preliminary plan is currently under review by the USFS as to its completeness.  We expect that the preliminary review will be completed in the coming weeks and that the MPO, upon acceptance by the USFS, will be released to the public in its entirety in due course.  There has been no significant advancement of the federal land exchange effort since it was suspended in June 2012, primarily due to the uncertainty of the outcome of the federal elections and the unknown makeup of Congress.  A re-initiation of this effort at this point in time will depend on the efforts of the town parties as well as Congressional leaders involved in the effort.  The Company’s primary focus at this time is to finalize and pursue the Mine Plan of Operations, particularly the initiation of the National Environmental Policy Act (“NEPA”) process which is expected to follow the MPO acceptance by the USFS.  Once the MPO has been formally accepted by the USFS, the Company plans to issue a follow-up release outlining the major components of the MPO in greater detail.

In addition to the filing of the MPO, the Company has made significant advancement towards reducing metals loading at its Water Treatment Plant (“WTP”).  In January 2012, the Company completed the installation of a plumbing system that has allowed for the capture and control of the water flowing from Mount Emmons.  By capturing the water via the plumbing system, the Company has reduced the influent metals loading by 33% to as much as 50% of some metals as the system does not allow the water to oxidize (as it previously did through mine floor exposure) on its path to the WTP.  By reducing the influent metals loading, we have also reduced the chemical costs at the plant.  The Company has also installed and tested a new filtration system designed to allow for continuous operations in the future.  It is believed that the new filtration system will allow us to reduce our overall water recycle volumes by approximately 40% when converted to 24-hour operations.  The overall goal of the combined projects is to ultimately reduce the WTP operational costs by $300,000 to $500,000 annually beginning in 2013.

CEO Statement

“During the quarter we continued to acquire new properties and participate in the drilling and development of our oil and gas assets in North Dakota to maintain and to add new production from the Company’s growing oil and gas portfolio in the region.  We continue to evaluate the nearby activity in our Eagle Ford programs and we are closely monitoring current drilling and permitting activity in Daniels County, Montana which may provide additional development potential if the initial test wells in the area prove to be economic," said Keith Larsen, CEO of U.S. Energy Corp.  “Additionally, we have met a major milestone with the filing of the preliminary Mine Plan of Operations with the U.S. Forest Service.  The Company has spent considerable time and effort in reaching this milestone and we look forward to entering the NEPA process and to engaging the local communities regarding the significant employment potential associated with the project,” he added.

Press Release
November 9, 2012

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About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

To view the Company's Financial Statements and Management's Discussion and Analysis, please see the Company's third quarter 2012 10-Q which is available at www.sec.gov and www.usnrg.com.

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, U.S. Energy’s expected future production and capital expenditures and projects, its drilling and fracing of wells with industry partners and potential additional drilling opportunities, its ownership interests in those wells, the oil and natural gas targets or goals for the wells, future capital expenditures and projects, future expenses, production, costs and sale transactions, and activities relating to the Mount Emmons project.  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance.  Future transactions may not close on the terms we anticipate or at all. Results from exploration and development activities conducted on properties near properties in which the Company has an interest, may not be indicative of the results the Company will generate from its properties or the value of those properties.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2011, and the Form 10-Q for the quarter ended September 30, 2012), all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com